For Immediate Release
Contact: Alanna Vitucci
alanna.vitucci@zovio.com
858 668 2586 x11636

Zovio Inc Reports First Quarter 2020 Results

CHANDLER, AZ (April 29, 2020) - Zovio Inc (NASDAQ: ZVO), an education technology services company, today announced its results for the three months ended March 31, 2020.
“As we continued to advance our transition to an education technology services company, we delivered first quarter 2020 revenue, earnings and new enrollments in-line with our expectations. We experienced a steady flow of new inquiries in the first quarter; however, the unprecedented environment that has materialized as a result of the COVID-19 pandemic has ushered in significant uncertainty for many of our students. While the full impact of the crisis is unknown, we took swift actions to protect the health and safety of our employees, students and University staff,” commented Andrew Clark, Founder, President and Chief Executive Officer. “We continue to progress with our efforts to successfully complete the conversion of Ashford, while at the same time executing our transition to an education technology services company, which we believe will yield value creation for our shareholders over the long-term,” Mr. Clark further stated.

Financial Results for the Three Months Ended March 31, 2020
Revenue for the three months ended March 31, 2020 was $97.9 million, compared with revenue of $109.8 million for the three months ended March 31, 2019.
Operating loss for the three months ended March 31, 2020 was $10.5 million, compared with operating loss of $7.2 million for the three months ended March 31, 2019.
Net income for the three months ended March 31, 2020 was $2.0 million, compared with net loss of $6.6 million for the three months ended March 31, 2019.
Diluted income per share for the three months ended March 31, 2020 was $0.06, compared with diluted loss per share of $0.24 for the three months ended March 31, 2019.
The Company recognized an income tax benefit of approximately $12.8 million for the three months ended March 31, 2020, compared with an income tax expense of $46,000 for the three months ended March 31, 2019.
Non-GAAP Financial Results for the Three Months Ended March 31, 2020
Non-GAAP operating loss for the three months ended March 31, 2020 was $2.7 million, compared with non-GAAP operating loss of $3.8 million for the three months ended March 31, 2019. Non-GAAP operating loss for the three months ended March 31, 2020 excludes restructuring and impairment charges of $2.8 million, separation transaction costs of $1.5 million and acquisition costs of $3.5 million. Non-GAAP operating loss for the three months ended March 31, 2019 excludes restructuring and impairment expense of $29,000, and separation transaction costs of $2.2 million, acquisition costs of $0.9 million and other non-GAAP costs of $0.2 million.
Non-GAAP net loss for the three months ended March 31, 2020 was $3.2 million, compared with non-GAAP net loss of $3.3 million for the three months ended March 31, 2019. Non-GAAP net loss for the three months ended March 31, 2020 excludes restructuring and impairment charges of $2.8 million, separation transaction costs of $1.5 million, acquisition costs of $3.5 million and an income tax expense of approximately $13.0 million. Non-GAAP net loss for the three months ended March 31, 2019 excludes restructuring and impairment expense of $29,000, separation transaction costs of $2.2 million, acquisition costs of $0.9 million, other non-GAAP costs of $0.2 million as well as an income tax benefit of $15,000 for the three months ended March 31, 2019.
Non-GAAP diluted loss per share for the three months ended March 31, 2020 was $0.10, compared with non-GAAP diluted loss per share of $0.12 for the three months ended March 31, 2019.

Balance Sheet and Cash Flow
As of March 31, 2020, the Company had combined cash and cash equivalents of $61.3 million, compared with combined cash and cash equivalents of $69.3 million as of December 31, 2019.
The Company used $6.2 million of cash in operating activities during the three months ended March 31, 2020, compared with $16.4 million of cash used in operating activities during the three months ended March 31, 2019.
Student Enrollment
Total student enrollment at the Company’s academic institution was 35,335 students at March 31, 2020, compared with total student enrollment of 39,095 at March 31, 2019.
About Non-GAAP Financial Measures
This press release contains non-GAAP financial measures for non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP diluted income (loss) per share, EBITDA and Adjusted EBITDA. These non-GAAP measures exclude legal settlement expense, restructuring and impairment charges, separation transaction costs, acquisition costs, other non-GAAP costs, as well as certain income tax adjustments, as applicable. These non- GAAP financial measures are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and are not based on a comprehensive set of accounting rules. Management believes non-GAAP financial measures are useful in providing investors with an understanding of how specific line items in the consolidated statements of income (loss) are affected by items that may not be indicative of the operating results of the Company’s core business. To the extent that other companies use similar methods in calculating and reporting non- GAAP operating results, the Company believes provision of supplemental non-GAAP financial information allows for a meaningful comparison of the Company’s performance against the performance of other companies. The Company further believes that these non-GAAP financial measures provide useful information regarding its ongoing operating activities and business trends related to its results of operations, as well as a meaningful comparison with historical financial results. The Company’s management and board of directors utilize these non-GAAP financial measures, together with the Company’s financial statements prepared in accordance with GAAP, in developing operating budgets and evaluating the Company’s performance. These non-GAAP financial measures are intended to supplement GAAP financial information, and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Refer to the accompanying tables for a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
COVID-19; Withdrawal of Guidance
Given the significant uncertainty in light of the COVID-19 pandemic and its adverse impact on the broader macro-economic landscape and possibly on our operating results and financial condition, much of which will be driven by factors that are beyond our control and ability to forecast, we cannot reasonably estimate the impact the COVID-19 pandemic will have on our operating and financial results. Due to this continued uncertainty, we are withdrawing our earnings guidance provided during our fourth quarter and full year 2019 earnings call on February 20, 2020.
Earnings Conference Call and Webcast
Zovio Inc will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States is (877) 395-6119, and the dial-in number for other callers is (647) 689-5537. The access code for all callers is 6497756. A live broadcast of the call will also be available on the Company’s website at http://ir.zovio.com.
About Zovio Inc
Zovio Inc (NASDAQ: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, which includes Fullstack Academy, TutorMe, and Learn@Forbes, leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.

Forward-Looking Statements
This news release may contain forward-looking statements which are not statements of historical fact and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding management’s intentions, hopes, beliefs or expectations, and statements regarding the Company’s outlook for the remainder of 2020 and beyond. These forward-looking statements are based on current information and expectations and are subject to various risks and uncertainties. The Company’s actual performance or results may differ materially from those expressed in or suggested by such statements due to various factors, including without limitation: our ability to successfully transition to being an education technology services company, our ability to complete the separation of Ashford University to become a stand-alone not-for-profit organization by June 30, 2020, and the success of our strategies with respect to student initiatives.
Additional information on factors that could cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 20, 2020, the Company’s quarterly reports on Form 10-Q and the Company’s current reports on Form 8-K which are available at www.zovio.com. You should not place undue reliance on any forward-looking statements. Forward-looking statements are made on the basis of management’s good faith beliefs, expectations and assumptions regarding future events based on information available at the time such statements are made. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update or revise any forward-looking statements to reflect actual results or any changes in assumptions, expectations or other factors affecting such forward-looking statements, except to the extent required by applicable securities laws.

ZOVIO INC
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019

Revenue	$97,872	$109,764
Costs and expenses:
Instructional costs and services	46,381	51,938
Admissions advisory and marketing	41,733	49,072
General and administrative	17,490	15,920
Restructuring and impairment expense	2,763	29
Total costs and expenses	108,367	116,959
Operating loss	(10,495)	(7,195)
Other (expense) income, net	(262)	599
Loss before income taxes	(10,757)	(6,596)
Income tax (benefit) expense	(12,777)	46
Net income (loss)	$2,020	$(6,642)

Income (loss) per share:
Basic	$0.07	$(0.24)
Diluted	$0.06	$(0.24)
Weighted average number of common shares outstanding used in computing income (loss) per share:
Basic	30,340	27,180
Diluted	32,056	27,180

ZOVIO INC
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$61,303	$69,280
Restricted cash	24,631	23,257
Investments	2,212	2,502
Accounts receivable, net	46,710	34,951
Prepaid expenses and other current assets	28,472	20,524
Total current assets	163,328	150,514
Property and equipment, net	33,313	34,294
Operating lease assets	19,559	18,615
Goodwill and intangibles, net	43,179	44,419
Other long-term assets	2,489	2,296
Total assets	$261,868	$250,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$62,833	$68,160
Deferred revenue and student deposits	62,529	55,284
Total current liabilities	125,362	123,444
Rent liability	25,190	22,409
Other long-term liabilities	6,331	5,347
Total liabilities	156,883	151,200
Total stockholders’ equity	104,985	98,938
Total liabilities and stockholders’ equity	$261,868	$250,138

ZOVIO INC
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$2,020	$(6,642)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Provision for bad debts	3,337	3,608
Depreciation and amortization	2,978	1,498
Deferred income taxes	32	115
Stock-based compensation	4,138	1,706
Noncash lease expense	3,911	4,299
Net loss (gain) on marketable securities	326	(146)
Reassessment of lease charges	—	29
Loss on disposal or impairment of fixed assets	(12)	—
Changes in operating assets and liabilities:
Accounts receivable	(15,007)	(8,662)
Prepaid expenses and other current assets	(7,948)	(3,286)
Other long-term assets	(193)	(5)
Accounts payable and accrued liabilities	(3,168)	4,591
Deferred revenue and student deposits	7,245	(7,890)
Operating lease liabilities	(3,672)	(5,599)
Other liabilities	(193)	(42)
Net cash used in operating activities	(6,206)	(16,426)
Cash flows from investing activities:
Capital expenditures	(1,213)	(6,495)
Purchases of investments	(36)	(22)
Capitalized costs for intangible assets	(95)	(163)
Net cash used in investing activities	(1,344)	(6,680)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	60
Borrowings from long-term liabilities	1,149	—
Tax withholdings on issuance of stock awards	(202)	(755)
Net cash provided by (used in) financing activities	947	(695)
Net decrease in cash, cash equivalents and restricted cash	(6,603)	(23,801)
Cash, cash equivalents and restricted cash at beginning of period	92,537	190,584
Cash, cash equivalents and restricted cash at end of period	$85,934	$166,783

ZOVIO INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Operating Income (Loss) Reconciliation:
GAAP operating income (loss)	$(10,495)	$(7,195)
Restructuring and impairment expense	2,763	29
Separation transaction costs	1,522	2,194
Acquisition costs	3,490	921
Other non-GAAP costs	—	238
Non-GAAP operating income (loss)	$(2,720)	$(3,813)

Net Income (Loss) Reconciliation:
GAAP net income (loss)	$2,020	$(6,642)
Restructuring and impairment expense	2,763	29
Separation transaction costs	1,522	2,194
Acquisition costs	3,490	921
Other non-GAAP costs	—	238
Income tax impact, non-GAAP	(12,981)	(15)
Non-GAAP net income (loss)	$(3,186)	$(3,275)

Diluted Income (Loss) Per Share Reconciliation:
GAAP diluted income (loss) per share	$0.06	$(0.24)
Restructuring and impairment expense	0.09	0.00
Separation transaction costs	0.05	0.08
Acquisition costs	0.11	0.03
Other non-GAAP costs	—	0.01
Income tax impact, non-GAAP	(0.41)	0.00
Non-GAAP diluted income (loss) per share	$(0.10)	$(0.12)

ZOVIO INC
Reconciliation of GAAP to Non-GAAP Financial Measures (continued)
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2020	2019
EBITDA and Adjusted EBITDA Reconciliation:
GAAP net income (loss)	$2,020	$(6,642)
Interest income (expense), net	(53)	(453)
Income tax benefit	(12,777)	46
Depreciation and amortization	2,978	1,498
EBITDA	(7,832)	(5,551)
Restructuring and impairment charges	2,763	29
Separation transaction costs	1,522	2,194
Acquisition costs	2,658	921
Other non-GAAP costs	—	238
Income tax impact, non-GAAP	(12,981)	(15)
Adjusted EBITDA	$(13,870)	$(2,184)